                                                                    Exhibit 99.1

                                  MERISEL NEWS

        Australia * Austria * Canada * France * Germany * Latin America
         Mexico * Russia * Switzerland * United Kingdom * United States

                  200 Continental Blvd., El Segundo, CA 90245
                      (310) 615-3080    Fax (310) 615-1263

                                                        Contact:  James L. Brill
                                                         Chief Financial Officer
                                                                  (310) 615-1259

                                                              Susan T. Stillings
                                                    Director, Investor Relations
                                                                  (310) 615-6868

                             FOR IMMEDIATE RELEASE

         MERISEL ANNOUNCES REDUCED SECOND QUARTER EARNINGS EXPECTATIONS

El Segundo, Calif. (June 7, 1994)--Merisel, Inc.'s Co-Chairman and Chief Executive Officer, Michael D. Pickett, announced today that the Company expects its earnings for the quarter ending June 30, 1994 to be significantly below analysts' expectations. Mr. Pickett said that preliminary data for the early portion of the current quarter indicates that the Company has generated lower gross profits than previously expected in its wholesale distribution businesses in the U.S. and U.K. Mr. Pickett indicated that Merisel's U.S. sales growth has been slower than previously expected, partially as a result of higher than normal sales returns. In addition, Mr. Pickett noted that pricing decisions made by the Company for its U.S. distribution business in the first quarter increased its sales growth rates, but decreased gross margin percentages more than anticipated. "We took actions in late April to improve our gross margin percentages," Mr. Pickett said, "and as a result, our estimated gross margins have increased since that time. However, we do not expect second quarter results to reflect the full effect of these improvements." Based on such information, the Company currently believes that earnings will be in the range of $0.09 to $0.12 per share for the second quarter.

Merisel, Inc. (NASDAQ:MSEL) is the world's largest publicly held wholesale distributor of computer hardware and software products. The Company sells a full-line of 25,000 products from more than 900 manufacturers to 65,000 resellers worldwide, including over 750 ComputerLand franchisees and Datago affiliates. Merisel operates 10 international subsidiaries, 33 sales offices and 20 distribution centers serving the United States, Canada, Europe, Latin America and the Pacific Rim.

                                      ###